Exhibit 10.34
BIOGEN IDEC INC.
2003 OMNIBUS EQUITY PLAN
AMENDMENT
     The Biogen Idec Inc. 2003 Omnibus Equity Plan (“the Plan”) is hereby amended as follows:
In paragraph (d) of Section 3 (“Stock Subject to the Plan”), the words “with respect to dividends or distributions of cash or other non-stock property” are hereby added immediately after the words “unless otherwise determined by the Committee in its sole and absolute discretion”.
Date: October 13, 2008